Maddox Ungar Silberstein, PLLC CPAs and Business Advisors
Phone (248) 203-0080
Fax (248) 281-0940
30600 Telegraph Road, Suite 2175
Bingham Farms, MI 48025-4586
www.maddoxungar.com

October 27, 2008

To the Board of Directors of
Flex Resources Co. Ltd
Henderson, Nevada

To Whom It May Concern:

Consent of Independent Registered Public Accounting Firm

Maddox Ungar Silberstein, PLLC, hereby consents to the use in the Form 10-K, Annual Report under Section 13 or 15(d) of the Securities Exchange Act of 1934, of our report dated October 17, 2008, relating to the consolidated financial statements of Flex Resources Co. Ltd., a Nevada corporation, for the periods ending July 31, 2008.

Sincerely,

 /s/ Maddox Ungar Silberstein, PLLC

Maddox Ungar Silberstein, PLLC